Exhibit 99

PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2015 RESULTS
PROVIDES 2016 FINANCIAL GUIDANCE

▪	Fourth-Quarter 2015 Reported Revenues(1) of $14.0 Billion, Reflecting 14% Operational Growth Driven by 22% Operational Growth from the Innovative Products Business

▪	Full-Year 2015 Reported Revenues(1) of $48.9 Billion, Reflecting 6% Operational Growth Driven by 19% Operational Growth from the Innovative Products Business

▪	Fourth-Quarter 2015 Adjusted Diluted EPS(2) of $0.53 and Reported Diluted EPS(1) of $0.10; Full-Year 2015 Adjusted Diluted EPS(2) of $2.20 and Reported Diluted EPS(1) of $1.24

▪	Provides 2016 Financial Guidance
NEW YORK, N.Y., Tuesday, February 2, 2016 – Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2015 and provided 2016 financial guidance.
On September 3, 2015, Pfizer acquired Hospira, Inc. (Hospira). Consequently, and in accordance with Pfizer's domestic and international reporting periods(3), full-year financial results for the year ended December 31, 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations, while financial results from fourth-quarter 2014 and full-year 2014 do not include any contribution from legacy Hospira operations. Fourth-quarter 2015 includes three months of legacy Hospira global operations.
The Company manages its commercial operations through two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP)(4) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC)(4). The Established Products business consists of the Global Established Pharmaceutical segment (GEP)(4), which includes all legacy Hospira commercial operations. Financial results for each of these segments are presented in the Operating Segment Information section.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. Results for fourth-quarter and full-year 2015 and 2014 are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2015	2014	Change	2015	2014	Change
Reported Revenues(1)	$ 14,047	$ 13,118	7%	$ 48,851	$ 49,605	(2%)
Adjusted Income(2)	3,306	3,441	(4%)	13,755	14,530	(5%)
Adjusted Diluted EPS(2)	0.53	0.54	(2%)	2.20	2.26	(3%)
Reported Net Income(1)	613	1,228	(50%)	7,745	9,135	(15%)
Reported Diluted EPS(1)	0.10	0.19	(47%)	1.24	1.42	(13%)

REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2015	2014	% Change		2015	2014	% Change
			Total	Oper.			Total	Oper.
Innovative Products	$ 7,637	$ 6,628	15%	22%	$ 26,758	$ 24,005	11%	19%
GIP(4)	3,862	3,748	3%	10%	13,954	13,861	1%	9%
Global Vaccines(4)	1,917	1,318	45%	53%	6,454	4,480	44%	51%
Consumer Healthcare(4)	930	953	(2%)	4%	3,395	3,446	(1%)	5%
Global Oncology(4)	928	609	52%	61%	2,954	2,218	33%	43%
Established Products	$ 6,264	$ 6,407	(2%)	5%	$ 21,587	$ 25,149	(14%)	(7%)
GEP(4) Standalone	5,082	6,407	(21%)	(14%)	20,075	25,149	(20%)	(13%)
Legacy Hospira	1,182	—	*	*	1,513	—	*	*
Other(5)	146	83	75%	98%	506	451	12%	20%
Total Company	$ 14,047	$ 13,118	7%	14%	$ 48,851	$ 49,605	(2%)	6%

Pfizer Excluding Legacy Hospira	$ 12,865	$ 13,118	(2%)	5%	$ 47,339	$ 49,605	(5%)	3%

* Indicates calculation not meaningful.
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2015	2014	% Change		2015	2014	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,983	$ 2,584	15%	22%	$ 9,021	$ 9,134	(1%)	10%
Percent of Revenues(1)	21.2%	19.7%	N/A	N/A	18.5%	18.4%	N/A	N/A
SI&A Expenses(2)	4,598	3,916	17%	24%	14,324	13,721	4%	11%
R&D Expenses(2)	2,318	2,039	14%	16%	7,653	7,153	7%	9%
Total	$ 9,900	$ 8,539	16%	21%	$ 30,998	$ 30,007	3%	10%

Effective Tax Rate(2)	19.6%	26.2%			24.0%	26.5%

2016 FINANCIAL GUIDANCE(6)
A reconciliation of Pfizer's full-year 2015 financial results to certain components of its 2016 financial guidance is below. For 2016, the financial guidance includes the estimated significant negative currency impact related to Venezuela and excludes any impact from the pending combination with Allergan plc (Allergan).

	Full-Year 2015 Results	2016 Financial Guidance at 2015 FX Rates	Impact of Mid-January 2016 FX Rates Compared to 2015 FX Rates (Ex Venezuela)	Currency Impact Related to Venezuela	2016 Financial Guidance

Reported Revenues(1)	$48.9 billion	$51.3 to $53.3 billion	($1.5 billion)	($0.8 billion)	$49.0 to $51.0 billion
Reported Diluted EPS(1)	$1.24	$1.70 to $1.83	($0.09)	($0.07)	$1.54 to $1.67
Adjusted Diluted EPS(2)	$2.20	$2.36 to $2.46	($0.09)	($0.07)	$2.20 to $2.30

Pfizer's complete 2016 financial guidance is summarized below.

Reported Revenues(1)	$49.0 to $51.0 billion
Adjusted Cost of Sales(2) as a Percentage of Reported Revenues(1)	21.0% to 22.0%
Adjusted SI&A Expenses(2)	$13.2 to $14.2 billion
Adjusted R&D Expenses(2)	$7.3 to $7.8 billion
Adjusted Other (Income)/Deductions(2)	Approximately ($300 million) of income
Effective Tax Rate on Adjusted Income(2)	Approximately 24.0%
Reported Diluted EPS(1)	$1.54 to $1.67
Adjusted Diluted EPS(2)	$2.20 to $2.30

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “The just completed year was very productive in terms of business momentum, pipeline advancement and business development activity. I am particularly pleased with the performance of our Prevnar 13 adult and Ibrance launches in the U.S. In addition, Eliquis, Xeljanz and the Hospira portfolio, among other assets, along with operational growth in emerging markets, meaningfully enhanced the strength of our businesses.
“I believe that we are well positioned to deliver another strong year in 2016 as we expect that our key in-line products will continue to perform well while we expect to advance our product pipeline, notably our potential registrational programs in key therapeutic areas such as oncology, vaccines, cardiovascular and metabolic diseases, inflammation and rare diseases.”
Mr. Read continued, “The integration of Hospira is well underway and we now look forward to completing the combination with Allergan, which we still expect to occur during the second half of this year. We see this transaction as a very effective driver of accelerating the growth potential of our Innovative business, strengthening our Established business and more efficiently allocating our capital globally, all factors which remain consistent with our overarching strategy of value creation.
“I want to thank our colleagues for their continued tireless work in an environment, that while challenging, continues to be very rewarding for our stakeholders,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “2015 was a truly transformational year for Pfizer. In addition to our strong financial performance, we completed the Hospira acquisition, announced the pending combination with Allergan and continued to deliver shareholder value through prudent capital allocation. Regarding our financial performance, we exceeded our 2015 financial guidance for reported revenue(1) and met the top end of our 2015 financial guidance range for adjusted diluted EPS(2) despite an operating environment that remains challenging. Importantly, Pfizer-standalone revenues increased 3% operationally, marking Pfizer's first year of operational revenue growth since entering a period of significant product losses of exclusivity. We believe the completion of the Hospira acquisition and the pending Allergan combination will strengthen our core businesses and better position the Company for sustainable revenue growth in the future.
“Today we are also providing our 2016 financial guidance, including ranges for reported revenues(1) of $49.0 to $51.0 billion and for adjusted diluted EPS(2) of $2.20 to $2.30. Our guidance for reported revenues(1) reflects anticipated mid-to-high-single digit operational revenue growth on an enterprise basis offset by the anticipated negative impact of $2.3 billion due to generic competition for products that recently lost or are expected to soon lose marketing exclusivity as well as $2.3 billion as a result of adverse changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from last year, including $0.8 billion due to the estimated significant currency impact related to Venezuela. Our 2016 financial guidance excludes any impact from the pending combination with Allergan. Finally, our guidance for reported(1) and adjusted(2) diluted EPS also reflects anticipated share repurchases totaling $5 billion this year, consisting of our previously-announced plans to enter into a $5 billion accelerated share repurchase agreement that we expect to execute in the first half of 2016. These planned repurchases are expected to more than offset the potential dilution related to employee compensation programs,” Mr. D'Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2015 vs. Fourth-Quarter 2014)
Reported revenues(1) totaled $14.0 billion, an increase of $930 million, or 7%, which reflects operational growth of $1.9 billion, or 14%, partially offset by the unfavorable impact of foreign exchange of $934 million, or 7%. Excluding the impact of legacy Hospira operations of $1.2 billion, foreign exchange and, to a lesser extent, the vaccines acquired from Baxter International Inc. (Baxter) of $35 million, Pfizer-standalone revenues increased by $646 million operationally, or 5%.
Operational revenue growth in developed markets was driven primarily by the inclusion of $1.1 billion of revenues from legacy Hospira operations and continued strong performance of several key products, notably Prevnar 13 in adults and Ibrance in the U.S., Eliquis globally as well as Xeljanz and Lyrica primarily in the U.S. In emerging markets, revenues increased 5% operationally, favorably impacted by the addition of legacy Hospira operations, which contributed $73 million, as well as the performance of Prevenar 13 and certain other products.
Operational revenue growth was partially offset primarily by the loss of exclusivity and associated generic competition for Celebrex in the U.S. and certain other developed markets, Lyrica in certain developed Europe markets and Zyvox in the U.S.

Innovative Products Business Highlights
Revenues for the Innovative Products business increased 22% operationally, reflecting the following:

▪	GIP(4) revenues increased 10% operationally, primarily due to the strong operational performance of Eliquis globally, Lyrica in the U.S. and Japan as well as Xeljanz primarily in the U.S.

▪	VOC(4) revenues increased 38% operationally, reflecting the following:

–
Global Vaccines(4) revenues increased 53% operationally, driven by 102% growth of Prevnar 13 in the U.S., reflecting continued strong uptake among adults due to the continued success of commercial programs and increased demand during the flu season as well as by the timing of government purchases for the pediatric indication compared to the year-ago quarter.

–
Global Oncology(4) revenues increased 61% operationally, primarily driven by continued strong momentum following the February 2015 U.S. launch of Ibrance for advanced breast cancer and, to a lesser extent, stronger demand for Sutent and Xalkori globally.

–
Consumer Healthcare(4) revenues increased 4% operationally, primarily due to Nexium 24HR in the U.S., driven by strong demand following increased promotion and lower revenues in fourth-quarter 2014 as retailers reduced initial stocking levels following the May 2014 launch.

Established Products Business Highlights

▪
GEP(4) revenues increased 5% operationally due to the inclusion of legacy Hospira operations, which contributed $1.2 billion, partially offset by the loss of exclusivity and associated generic competition for Celebrex in the U.S. and certain other developed markets, Lyrica in certain developed Europe markets and Zyvox in the U.S. Emerging markets revenues were flat operationally, driven by the inclusion of legacy Hospira operations and continued strong growth in China offset by declines in certain Middle East markets.

Income Statement Highlights

▪
Adjusted cost of sales(2), adjusted SI&A expenses(2) and adjusted R&D expenses(2) in the aggregate increased $1.8 billion operationally, or 21%, reflecting the inclusion of legacy Hospira operations in fourth-quarter 2015 and the following Pfizer-standalone operational factors:

–	slightly lower adjusted cost of sales(2);

–	higher adjusted SI&A expense(2), primarily reflecting increased investments to support recently launched products, other in-line biopharmaceutical products and certain Consumer Healthcare brands; and

–	higher adjusted R&D expense(2), primarily due to incremental investments in certain late-stage pipeline programs.

▪
The effective tax rate on adjusted income(2) declined 6.6 percentage points to 19.6% from 26.2%. This decline was primarily due to a favorable change in the jurisdictional mix of earnings as well as an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities.

▪
The diluted weighted-average shares outstanding declined by 125 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, including the impact of the $5 billion accelerated share repurchase agreement executed in February 2015 and completed in July 2015.

▪	In addition to the aforementioned factors, fourth-quarter 2015 reported earnings were primarily impacted by the following:
Unfavorable impacts:

–	foreign currency losses related to Venezuela;

–	higher purchase accounting adjustments, acquisition-related costs, restructuring charges and asset impairment charges in fourth-quarter 2015 compared with the prior year quarter; and

–	non-recurring charges related to pension settlements.
Favorable impacts:

–
the non-recurrence of a charge associated with a collaborative arrangement with Merck KGaA, Darmstadt, Germany (Merck KGaA), announced in November 2014, to jointly develop and commercialize avelumab(7);

–	lower charges for certain legal matters, primarily the non-recurrence of a charge to resolve a securities class action in New York federal court that was incurred in the prior year quarter; and

–
a lower effective tax rate, primarily due to the aforementioned factors impacting the fourth-quarter 2015 effective tax rate on adjusted income(2) as well as benefits associated with certain tax initiatives, partially offset by the non-tax deductible charge for the aforementioned foreign currency losses related to Venezuela.

FULL-YEAR FINANCIAL HIGHLIGHTS (Full-Year 2015 vs. Full-Year 2014)
Reported revenues(1) decreased $754 million, or 2%, which reflects operational growth of $3.0 billion, or 6%, more than offset by the unfavorable impact of foreign exchange of $3.8 billion, or 8%. Excluding the impact of legacy Hospira operations of $1.5 billion, foreign exchange and, to a lesser extent, the vaccines acquired from Baxter of $178 million, Pfizer-standalone revenues increased by $1.3 billion operationally, or 3%, which reflects operational revenue growth from certain key products partially offset by product losses of exclusivity and co-promotion expirations that negatively impacted 2015 reported revenues(1) by $3.2 billion operationally.
Income Statement Highlights

▪
Adjusted cost of sales(2), adjusted SI&A expenses(2) and adjusted R&D expenses(2) in the aggregate increased $3.0 billion operationally, or 10%, reflecting the inclusion of legacy Hospira operations from September 2015 and the following Pfizer-standalone operational factors:

–
higher adjusted cost of sales(2), primarily reflecting an increase in sales volume, partially offset by manufacturing efficiencies and a decrease in royalty expense associated with products that recently lost marketing exclusivity;

–
higher adjusted SI&A expense(2), primarily reflecting increased investments to support recently launched products, other in-line biopharmaceutical products and certain Consumer Healthcare brands, partially offset by lower expenses associated with certain products that have recently lost marketing exclusivity, continued benefits from cost-reduction and productivity initiatives as well as a lower cost for the Branded Prescription Drug Fee compared to the prior year; and

–
higher adjusted R&D expense(2), primarily due to higher clinical trial spend for certain oncology and GIP(4) pipeline programs, an upfront payment to OPKO Health, Inc. in first-quarter 2015 associated with a worldwide development and commercialization agreement and increased investment in biosimilar and sterile injectable development programs, partially offset by the non-recurrence of upfront payments associated with certain agreements entered into during third-quarter 2014.

▪
The full-year 2015 effective tax rate on adjusted income(2) declined 2.5 percentage points to 24.0% from 26.5% in 2014. This decline was primarily due to a favorable change in the jurisdictional mix of earnings.

▪
The diluted weighted-average shares outstanding declined by 167 million shares compared to the prior-year, primarily due to Pfizer’s share repurchase program, including the impact of the $5 billion accelerated share repurchase agreement executed in February 2015 and completed in July 2015.

▪	In addition to the aforementioned full-year 2015 factors and the factors impacting fourth-quarter 2015 reported earnings, full-year 2015 reported earnings were primarily impacted by the following:

Unfavorable impacts:

–	higher acquisition-related costs, purchase accounting adjustments and restructuring charges, all primarily associated with the acquisition of Hospira in third-quarter 2015;

–
higher asset impairment charges, including an impairment loss related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China recorded in third-quarter 2015; and

–	higher charges incurred during 2015 for business and legal entity alignment activities.
Favorable impacts:

–
lower legal charges, primarily as a result of the non-recurrence of the aforementioned charge to resolve a securities class action recorded in fourth-quarter 2014 and the non-recurrence of a charge to resolve Neurontin-related matters recorded in first-quarter 2014;

–	lower implementation costs associated with restructuring activities and amortization expense related to intangible assets;

–
the non-recurrence of a charge incurred in third-quarter 2014 for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in third-quarter 2014 by the U.S. Internal Revenue Service; and

–
a lower effective tax rate, primarily due to the aforementioned factors impacting the fourth-quarter and full-year 2015 effective tax rate as well as the non-recurrence in 2015 of the non-tax deductible charge for the aforementioned additional year of the Branded Prescription Drug Fee incurred in third-quarter 2014.

RECENT NOTABLE DEVELOPMENTS
Product Developments

▪	Eliquis (apixaban)

–
Bristol-Myers Squibb Company (BMS) and Pfizer announced in December 2015 results from a post-hoc early time course subanalysis of the Phase 3 AMPLIFY (Apixaban for the Initial Management of Pulmonary Embolism and Deep Vein Thrombosis as First-Line Therapy) trial. The subanalysis demonstrated Eliquis was comparable to conventional therapy (subcutaneous enoxaparin overlapped and followed by oral warfarin dose-adjusted to an international normalized ratio of 2.0 to 3.0) in recurrent venous thromboembolism (VTE) and VTE-related death with significantly less major bleeding during the first 7, 21 and 90 days after starting treatment. The results of the subanalyses at each pre-specified time interval were consistent with the overall results of the AMPLIFY trial at six months.

–
In November 2015, BMS and Pfizer presented 22 abstracts at the American Heart Association (AHA) Scientific Sessions 2015. The new data, including four oral presentations, contribute to the BMS and Pfizer Alliance’s research in nonvalvular atrial fibrillation and VTE in patients treated with Eliquis. Abstracts included new data analyses from the pivotal Phase 3 study, ARISTOTLE, as well as a number of real-world data analyses.

▪
Ibrance (palbociclib) -- Pfizer announced in December 2015 that the U.S. Food and Drug Administration (FDA) has accepted for filing and granted Priority Review for a supplemental New Drug Application (sNDA) for Ibrance. If approved, the sNDA would expand the approved use of Ibrance to reflect findings from the Phase 3 PALOMA-3 trial, which evaluated Ibrance in combination with fulvestrant versus fulvestrant plus placebo in women with hormone receptor-positive, human epidermal growth factor receptor 2-negative metastatic breast cancer, regardless of menopausal status, whose disease progressed after endocrine therapy, including those with and without prior treatment for their metastatic disease. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is April 2016.

▪
Lyrica (pregabalin) -- Pfizer announced in November 2015 top-line results of a Phase 3 study evaluating the efficacy and safety of Lyrica Capsules CV in adults with chronic post-traumatic peripheral neuropathic pain. The study did not meet its primary efficacy endpoint. The study was conducted as a 15-week, double-blind, placebo-controlled, parallel group study with a primary objective to evaluate the efficacy of pregabalin in the treatment of chronic post-traumatic peripheral neuropathic pain. The primary efficacy endpoint was mean pain reduction from baseline compared with placebo based on pain scores from patients’ daily pain diaries. The safety profile observed in this study was consistent with that known for pregabalin. The most common adverse events with pregabalin in this study were dizziness, somnolence, nausea and fatigue. There is currently no treatment approved by the FDA for post-traumatic neuropathic pain.

▪	Xalkori (crizotinib)

–
In December 2015, the FDA accepted and granted Priority Review for a sNDA for Xalkori for the treatment of patients with metastatic non-small cell lung cancer (NSCLC) whose tumors are ROS1-positive. In April 2015, Xalkori received Breakthrough Therapy designation by the FDA for this potential indication. If approved, Xalkori would be the first FDA-approved biomarker-driven therapy for the treatment of ROS1-positive metastatic NSCLC. Xalkori is currently indicated in the U.S. for patients with metastatic NSCLC whose tumors are anaplastic lymphoma kinase (ALK)-positive as detected by an FDA-approved test. The PDUFA goal date for a decision by the FDA is April 2016.

–
Pfizer announced in November 2015 that the European Commission (EC) approved a label update to expand use of Xalkori to first-line treatment of adults with ALK-positive advanced NSCLC. The Summary of Product Characteristics also has been updated to include efficacy data from PROFILE 1014, which demonstrated that Xalkori significantly prolonged progression-free survival (PFS) in previously untreated patients with ALK-positive advanced nonsquamous NSCLC when compared to standard platinum-based chemotherapy regimens.

–
In November 2015, Pfizer announced that PROFILE 1029, a Phase 3 study of Xalkori met its primary objective of significantly prolonging PFS in previously untreated East Asian patients with ALK-positive advanced NSCLC when compared to a standard chemotherapy doublet. In this study, Xalkori was used as the first systemic therapy for patients with advanced ALK-positive NSCLC, and patients could have received therapy and/or surgery for early stage disease before they were diagnosed with metastatic disease. The adverse events observed with Xalkori in the study were generally consistent with findings from previous trials. No unexpected adverse events were observed. Efficacy and safety data from PROFILE 1029 will be submitted for presentation at a future medical meeting.

▪
Xeljanz (tofacitinib citrate) -- Pfizer presented in November 2015 26 new scientific abstracts, including 20 presentations for Xeljanz in rheumatoid arthritis (RA) at the American College of Rheumatology/Association of Rheumatology Health Professionals Annual Meeting. The new data continue to characterize the safety and efficacy of Xeljanz in the treatment of RA.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

▪
ALO-02 (oxycodone hydrochloride and naltrexone hydrochloride) -- The FDA has not taken action on Pfizer’s New Drug Application (NDA) for ALO-02, which had a PDUFA date in January 2016. The delay is not related to anything specific in the ALO-02 NDA, and no additional data analyses or data requests have been identified by the FDA. Pfizer is continuing discussions with the FDA to finalize the label. Pfizer cannot speculate on timing for the FDA decision.

▪	Avelumab(7) (MSB0010718C)

–
Merck KGaA and Pfizer announced during fourth-quarter 2015 the initiation of five Phase 3 trials of avelumab(7), an investigational fully human anti-PD-L1 IgG1 monoclonal antibody, in various cancers, including:

•
JAVELIN Lung 100 is designed to assess the safety and efficacy of avelumab(7), compared with platinum-based doublet chemotherapy, in patients with late-stage NSCLC who have not previously received any treatment for their systemic lung cancer.

•
JAVELIN Gastric 100 is designed to compare the switch from first-line chemotherapy to maintenance therapy with avelumab(7) versus continuation of chemotherapy in patients with unresectable, locally advanced or metastatic gastric/gastro-esophageal junction cancers whose disease has not progressed with first-line platinum-based chemotherapy.

•
JAVELIN Gastric 300 is designed to evaluate the superiority (based on overall survival) of avelumab(7) in patients with unresectable, recurrent or metastatic gastric/gastro-esophageal junction cancers, compared with investigator’s choice of chemotherapy from a pre-specified list of therapeutic options.

•
JAVELIN Ovarian 200 is designed to evaluate the superiority of avelumab(7) as a monotherapy or in combination with pegylated liposomal doxorubicin (PLD), compared with PLD alone, in treating patients with platinum-resistant/refractory ovarian cancer. The JAVELIN Ovarian 200 trial is the first Phase 3 study of a PD-L1 inhibitor investigated in this setting.

•
JAVELIN Bladder 100 is designed to evaluate the safety and efficacy of avelumab(7) plus best supportive care (BSC) as a maintenance treatment, compared with BSC alone, in patients with unresectable, locally advanced or metastatic urothelial cancer whose disease did not progress on (or following) completion of first-line treatment with a platinum-containing chemotherapy.

–
Merck KGaA and Pfizer announced in November 2015 that the European Medicines Agency’s Committee for Orphan Medicinal Products issued a positive opinion for Orphan Drug designation for avelumab(7) for the treatment of patients with Merkel cell carcinoma (MCC), a rare and aggressive type of skin cancer. An official decision by the EC was granted in December 2015.

–
Merck KGaA and Pfizer announced in November 2015 that the FDA granted Breakthrough Therapy designation for avelumab(7) for the treatment of patients with metastatic MCC who have progressed after at least one previous chemotherapy regimen.

–	Merck KGaA and Pfizer announced in October 2015 that the FDA granted avelumab(7) Fast Track designation for the treatment of metastatic MCC.

▪
Bococizumab (PF-04950615, RN316) -- In January 2016, Pfizer received positive top-line results from the first of six Phase 3 studies evaluating the low-density lipoprotein cholesterol (LDL-C) reduction activity of bococizumab. The SPIRE-SI study evaluated the efficacy, safety, and tolerability of bococizumab in adults with dyslipidemia who are intolerant to statins. A total of 184 patients were randomized to receive either 150 mg of bococizumab every two weeks by subcutaneous injection, atorvastatin 40 mg once-daily or placebo once-daily for 12 weeks. The trial met its primary endpoint, as measured by the percent change in baseline LDL-C level at 12 weeks. No new or unexpected safety findings for bococizumab were observed in the study. Complete study results of the SPIRE-SI trial will be presented at an upcoming scientific congress. Results from other Phase 3 studies evaluating LDL-C reduction are expected throughout 2016.
Corporate Developments

▪
BMS and Pfizer announced in February 2016 that the companies have entered into a collaboration agreement with Portola Pharmaceuticals Inc. (Portola) to develop and commercialize the investigational agent andexanet alfa in Japan. Andexanet alfa, which is in Phase 3 clinical development in the U.S. and Europe, is designed to reverse the anticoagulant activity of Factor Xa inhibitors, including Eliquis.

▪
Pfizer announced in January 2016 an expansion of its R&D investment strategy to include early-stage companies on the leading edge of scientific innovation, providing them with both equity and access to resources for research in promising areas aligned with Pfizer’s core interests. The first four investments of the newly focused initiative include $46 million in financing to companies at early stages of the discovery process that are actively exploring Conditionally Active Biologics, immuno-oncology, neurodegenerative technologies and gene therapy. Additional opportunities will continue to be identified by Pfizer’s scientific leadership through their active involvement, and Pfizer will help recipient companies fully explore their platforms in the hopes of advancing new therapeutic pathways.

▪
Pfizer and Adaptive Biotechnologies Corporation (Adaptive) announced in January 2016 that they have entered into a translational research collaboration to leverage next generation sequencing of the adaptive immune system to advance Pfizer’s growing immuno-oncology franchise. Under the terms of the agreement, Pfizer and Adaptive will seek to combine drug development and platform technology biomarker expertise to identify patients who may preferentially benefit from immunotherapy.

▪
Merck KGaA, Pfizer and Syndax Pharmaceuticals, Inc. (Syndax) announced in January 2016 that they have entered into a collaboration agreement to evaluate avelumab(7) in combination with Syndax’s entinostat, an investigational oral small molecule that targets immune regulatory cells (myeloid-derived suppressor cells and regulatory T-cells), in patients with heavily pre-treated, recurrent ovarian cancer. This is an exclusive agreement between the Merck KGaA-Pfizer alliance and Syndax to study the combination of these two investigational agents in ovarian cancer. Syndax will be responsible for conducting the Phase 1b/2 clinical trial.

▪
In December 2015, Pfizer announced that its Board of Directors declared a 30-cent first-quarter 2016 dividend on the Company’s common stock, payable March 2, 2016, to shareholders of record at the close of business on February 5, 2016. This represents an increase of 7% in the quarterly dividend per share, compared to 28 cents per share in first-quarter 2015.

▪
In December 2015, the Board of Directors authorized a new $11 billion share repurchase program to be utilized over time. In November 2015, Pfizer announced that, consistent with 2015, it expects to execute an approximately $5 billion accelerated share repurchase program in the first half of 2016. As of December 31, 2015, Pfizer had $16.4 billion in aggregate remaining under its share repurchase authorizations.

▪
In November 2015, Pfizer announced that it entered into a definitive merger agreement with Allergan, a global pharmaceutical company incorporated in Ireland, under which Pfizer agreed to combine with Allergan in a stock transaction valued at $363.63 per Allergan share, for a total enterprise value of approximately $160 billion, based on the closing price of Pfizer common stock of $32.18 on November 20, 2015 (the last trading day prior to the announcement). Allergan shareholders will receive 11.3 shares of the combined company for each of their Allergan shares by virtue of a share split, and Pfizer stockholders will have the option of receiving one share of the combined company for some or all of their Pfizer shares or to receive cash instead of shares of the combined company for some or all of their Pfizer shares, provided that the aggregate amount of cash to be paid in the merger will not be less than $6 billion or greater than $12 billion. In the event that elections to receive cash and shares in the merger would otherwise result in an aggregate of less than $6 billion or greater than $12 billion of cash being paid out in the merger, then the share elections and cash elections will be subject to proration. The completion of the transaction, which is expected in the second half of 2016, is subject to certain conditions, including receipt of regulatory approval in certain jurisdictions, including the U.S. and EU, the receipt of necessary approvals from both Pfizer and Allergan shareholders, and the completion of Allergan’s pending divestiture of its generics business to Teva Pharmaceuticals Industries Ltd. The merger agreement also provides that the businesses of Pfizer and Allergan will be combined under the existing Allergan entity, which, subject to approval by Allergan shareholders, will be renamed “Pfizer plc.”

▪
In response to the ongoing challenges patients face in paying their out-of-pocket costs for their prescription medicines, Pfizer announced in November 2015 that it has doubled the allowable income level for its patient assistance program, so that even more patients in need could be eligible to receive their Pfizer medicines for free. With this change, more than 40 medicines offered for free through the program are now available to eligible patients earning up to four times the Federal Poverty Level adjusted for family size ($47,080 for a single person; $97,000 for a family of four). Through the Pfizer RxPathways program, Pfizer offers patients, including those with health insurance and those without, a range of individual services to help them gain access to Pfizer medicines. From 2010 to 2014, Pfizer has helped nearly 2.5 million uninsured and underinsured patients get access to more than 30 million Pfizer prescriptions, making it the most comprehensive program of its kind.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Reported revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted revenue, Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described under Adjusted income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2015, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP Reported to non-GAAP Adjusted information for the fourth quarter and twelve months ended 2015 and 2014, as well as reconciliations of full-year 2016 guidance for Adjusted income and Adjusted diluted EPS to full-year 2016 guidance for Reported net income(1) and Reported diluted EPS(1). The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)	Pfizer's fiscal year-end for international subsidiaries was November 30, 2015, and Pfizer's fiscal year-end for U.S. subsidiaries was December 31, 2015.

(4)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2015.

(5)
Other includes revenues from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our manufacturing and supply agreements with Zoetis Inc.

(6)	The 2016 financial guidance reflects the following:

▪
Does not assume the completion of any business development transactions not completed as of December 31, 2015, including any one-time upfront payments associated with such transactions. 2016 financial guidance excludes any impact from the pending combination with Allergan. The transaction is expected to close during the second half of 2016.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2015.

▪	Exchange rates assumed are as of mid-January 2016.

▪
Guidance for 2016 reported revenues(1) reflects the anticipated negative impact of $2.3 billion due to recent and expected generic competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Guidance for 2016 reported revenues(1) also reflects the anticipated negative impact of $2.3 billion as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2015, including $0.8 billion due to the estimated significant negative currency impact related to Venezuela. The anticipated negative impact on reported(1) and adjusted(2) diluted EPS resulting from unfavorable changes in foreign exchange rates compared to foreign exchange rates from 2015 is approximately $0.16, including $0.07 due to the estimated significant negative currency impact related to Venezuela.

▪	Guidance for reported(1) and adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.2 billion shares.

▪
Reconciliation of the 2016 Adjusted income(2) and Adjusted diluted EPS(2) guidance to the 2016 Reported net income attributable to Pfizer Inc.(1) and Reported diluted EPS attributable to Pfizer Inc.(1) common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$13.6 - $14.2	$2.20 - $2.30
Purchase accounting impacts of transactions completed as of December 31, 2015	(2.8)	(0.46)
Restructuring, implementation and other acquisition-related costs	(0.7) - (0.9)	(0.11) - (0.14)
Business and legal entity alignment costs	(0.4)	(0.06)
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$9.5 - $10.3	$1.54 - $1.67

(7)	Avelumab is the proposed International Nonproprietary Name for the anti-PD-L1 monoclonal antibody, MSB0010718C.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2015	2014	(Decr.)	2015	2014	(Decr.)
Revenues	$14,047	$13,118	7	$48,851	$49,605	(2)
Costs and expenses:
Cost of sales(2)	3,410	2,701	26	9,648	9,577	1
Selling, informational and administrative expenses(2)	5,048	3,982	27	14,809	14,097	5
Research and development expenses(2)	2,348	3,209	(27)	7,690	8,393	(8)
Amortization of intangible assets(3)	980	948	3	3,728	4,039	(8)
Restructuring charges and certain acquisition-related costs(4)	425	130	*	1,152	250	*
Other (income)/deductions––net(5)	1,405	345	*	2,075	1,009	*

Income from continuing operations before provision for taxes on income	431	1,803	(76)	9,749	12,240	(20)
Provision/(benefit) for taxes on income(6)	(188)	545	*	1,990	3,120	(36)
Income from continuing operations	618	1,257	(51)	7,759	9,119	(15)
Discontinued operations––net of tax	(3)	(21)	(87)	11	48	(77)
Net income before allocation to noncontrolling interests	616	1,236	(50)	7,771	9,168	(15)
Less: Net income attributable to noncontrolling interests	3	8	(66)	26	32	(21)
Net income attributable to Pfizer Inc.	$613	$1,228	(50)	$7,745	$9,135	(15)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.10	$0.20	(50)	$1.25	$1.43	(13)
Discontinued operations––net of tax	—	—	—	—	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.10	$0.20	(50)	$1.25	$1.44	(13)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.10	$0.20	(50)	$1.24	$1.41	(12)
Discontinued operations––net of tax	—	—	—	—	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.10	$0.19	(47)	$1.24	$1.42	(13)
Weighted-average shares used to calculate earnings per common share:
Basic	6,174	6,296		6,176	6,346
Diluted	6,249	6,374		6,257	6,424
*Calculation not meaningful.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2015 and December 31, 2014. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2015 and 2014.

On September 3, 2015, we acquired Hospira, Inc. (Hospira). Commencing from the acquisition date, our statement of income reflects the operating results of Hospira, and, in accordance with our domestic and international reporting periods, our consolidated statement of income for full-year 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations, and our consolidated statement of income for fourth-quarter 2015 reflects three months of legacy Hospira global operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Exclusive of amortization of intangible assets, except as discussed in footnote (3) below. Selling, informational and administrative expenses for full-year 2014 includes a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)
Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $256 million in the fourth quarter of 2015 and $811 million in full-year 2015 for employee termination costs, asset impairments and other exit costs, which in the fourth quarter of 2015 are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, and in full-year 2015, are largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our pending combination with Allergan plc (Allergan) and our acquisition of Hospira of $52 million in the fourth quarter of 2015 and $123 million in full-year 2015; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $116 million in the fourth quarter of 2015 and $218 million in full-year 2015, primarily related to our acquisition of Hospira.

(5)	Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2015	2014	2015	2014
Interest income(a)	$(139)	$(122)	$(471)	$(425)
Interest expense(a)	335	353	1,199	1,360
Net interest expense	196	232	728	935
Foreign currency loss related to Venezuela(b)	806	—	806	—
Royalty-related income	(238)	(265)	(922)	(1,002)
Certain legal matters, net(c)	92	273	191	993
Net gains on asset disposals(d)	(1)	(22)	(232)	(288)
Certain asset impairments(e)	160	111	818	469
Business and legal entity alignment costs(f)	58	54	282	168
Other, net(g)	333	(38)	403	(265)
Other (income)/deductions––net	$1,405	$345	$2,075	$1,009

(a)
Interest income increased in fourth-quarter and full-year 2015, primarily due to higher investment returns. Interest expense decreased in fourth-quarter and full-year 2015, primarily due to the repayment of a portion of long-term debt in the first quarter of 2015 and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
In fourth-quarter and full-year 2015, represents a foreign currency loss related to recent conditions in Venezuela, that had us resolve that our Venezuelan bolivar-denominated monetary assets that are subject to revaluation are no

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the SIMADI official rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth quarter 2015 operational restructuring, resulting in a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy.

(c)
In fourth-quarter 2014, primarily includes $400 million to resolve a securities class action against the Company in New York federal court, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable. In full-year 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions), $400 million to resolve a securities class action against the Company in New York federal court and approximately $56 million for an Effexor-related matter, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable.

(d)
In full-year 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $97 million) and gains on sales of investments in equity securities (approximately $167 million). In full-year 2014, primarily includes gains on sales/out-licensing of product and compound rights (approximately $135 million) and gains on sales of investments in equity securities (approximately $116 million).

(e)
In fourth-quarter 2015, primarily includes impairment charges for intangible assets, primarily related to an indefinite-lived brand and in-process research and development (IPR&D) compounds. In full-year 2015, primarily includes an impairment loss of $463 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China, and impairment charges for intangible assets of $323 million, primarily related to indefinite-lived brands, developed technology rights for the treatment of attention deficit hyperactivity disorder, and IPR&D compounds. In fourth-quarter 2014, primarily includes an impairment charge related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. (Teuto) and an impairment charge related to an indefinite-lived brand. In full-year 2014, primarily includes impairment charges related to an IPR&D compound for the treatment of skin fibrosis, developed technology rights and indefinite-lived brands, as well as an impairment charge related to Teuto.

(f)
In fourth-quarter and full-year 2015 and 2014, represents expenses for implementing changes to our infrastructure to align our operations as well as reporting for our business segments established in 2014.

(g)
In 2015, includes, among other things, losses of $116 million in fourth-quarter 2015 and $159 million in full-year 2015 from contingent consideration liabilities and income associated with equity-method investees of $26 million in fourth-quarter 2015 and $45 million in full-year 2015. In full-year 2014 includes, among other things, (i) income from contingent consideration liabilities of $40 million; (ii) income associated with equity-method investees of $86 million; and (iii) income of $55 million, resulting from a decline in the estimated loss on an option to acquire the remaining interest in Teuto.

(6)
The Provision for taxes on income for fourth-quarter and full-year 2015 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations, tax benefits associated with certain tax initiatives and the permanent extension of the U.S. R&D tax credit which was signed into law in December 2015. The Provision for taxes on income for fourth-quarter and full-year 2015 was unfavorably impacted by the non-tax deductible charge for foreign currency losses related to Venezuela.

The Provision for taxes on income for fourth-quarter and full-year 2014 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, and the extension of the U.S. R&D tax credit which was signed into law in December 2014. The Provision for taxes on income for full-year 2014 was also favorably impacted by a decline in the non-tax deductible loss recorded in 2013 related to an option to acquire the remaining interest in Teuto since we expect to retain the investment indefinitely, the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations. The Provision for taxes on income for full-year 2014 was unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued by the IRS in the third quarter of 2014.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$14,047	$—	$—	$—	$—	$14,047
Cost of sales(6)	3,410	(324)	(37)	—	(66)	2,983
Selling, informational and administrative expenses(6)	5,048	(2)	—	—	(448)	4,598
Research and development expenses(6)	2,348	2	—	—	(32)	2,318
Amortization of intangible assets(7)	980	(950)	—	—	—	30
Restructuring charges and certain acquisition-related costs	425	—	(226)	—	(199)	—
Other (income)/deductions––net	1,405	19	—	—	(1,423)	1
Income from continuing operations before provision for taxes on income	431	1,255	263	—	2,168	4,116
Provision/(benefit) for taxes on income	(188)	340	113	—	542	807
Income from continuing operations	618	915	150	—	1,625	3,309
Discontinued operations––net of tax	(3)	—	—	3	—	—
Net income attributable to noncontrolling interests	3	—	—	—	—	3
Net income attributable to Pfizer Inc.	613	915	150	3	1,625	3,306
Earnings per common share attributable to Pfizer Inc.––diluted	0.10	0.15	0.02	—	0.26	0.53

	Twelve Months Ended December 31, 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$48,851	$—	$—	$—	$—	$48,851
Cost of sales(6)	9,648	(413)	(75)	—	(140)	9,021
Selling, informational and administrative expenses(6)	14,809	—	—	—	(484)	14,324
Research and development expenses(6)	7,690	7	—	—	(44)	7,653
Amortization of intangible assets(7)	3,728	(3,598)	—	—	—	130
Restructuring charges and certain acquisition-related costs	1,152	—	(820)	—	(333)	—
Other (income)/deductions––net	2,075	52	—	—	(2,536)	(409)
Income from continuing operations before provision for taxes on income	9,749	3,953	894	—	3,537	18,133
Provision/(benefit) for taxes on income	1,990	1,110	303	—	949	4,352
Income from continuing operations	7,759	2,843	591	—	2,588	13,781
Discontinued operations––net of tax	11	—	—	(11)	—	—
Net income attributable to noncontrolling interests	26	—	—	—	—	26
Net income attributable to Pfizer Inc.	7,745	2,843	591	(11)	2,588	13,755
Earnings per common share attributable to Pfizer Inc.––diluted	1.24	0.45	0.09	—	0.41	2.20
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,118	$—	$—	$—	$(6)	$13,112
Cost of sales(6)	2,701	10	(17)	—	(110)	2,584
Selling, informational and administrative expenses(6)	3,982	—	—	—	(65)	3,916
Research and development expenses(6)	3,209	3	—	—	(1,173)	2,039
Amortization of intangible assets(7)	948	(919)	—	—	—	29
Restructuring charges and certain acquisition-related costs	130	—	(34)	—	(96)	—
Other (income)/deductions––net	345	34	—	—	(508)	(130)
Income from continuing operations before provision for taxes on income	1,803	873	52	—	1,946	4,673
Provision/(benefit) for taxes on income	545	288	—	—	391	1,224
Income from continuing operations	1,257	585	52	—	1,555	3,449
Discontinued operations––net of tax	(21)	—	—	21	—	—
Net income attributable to noncontrolling interests	8	—	—	—	—	8
Net income attributable to Pfizer Inc.	1,228	585	52	21	1,555	3,441
Earnings per common share attributable to Pfizer Inc.––diluted	0.19	0.09	0.01	—	0.24	0.54

	Twelve Months Ended December 31, 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$49,605	$—	$—	$—	$(198)	$49,406
Cost of sales(6)	9,577	101	(53)	—	(491)	9,134
Selling, informational and administrative expenses(6)	14,097	1	—	—	(377)	13,721
Research and development expenses(6)	8,393	2	—	—	(1,243)	7,153
Amortization of intangible assets(7)	4,039	(3,884)	—	—	—	155
Restructuring charges and certain acquisition-related costs	250	—	(130)	—	(121)	—
Other (income)/deductions––net	1,009	139	—	—	(1,716)	(567)
Income from continuing operations before provision for taxes on income	12,240	3,641	183	—	3,749	19,812
Provision/(benefit) for taxes on income	3,120	1,085	76	—	969	5,250
Income from continuing operations	9,119	2,556	107	—	2,780	14,562
Discontinued operations––net of tax	48	—	—	(48)	—	—
Net income attributable to noncontrolling interests	32	—	—	—	—	32
Net income attributable to Pfizer Inc.	9,135	2,556	107	(48)	2,780	14,530
Earnings per common share attributable to Pfizer Inc.––diluted	1.42	0.40	0.02	(0.01)	0.43	2.26
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and twelve months ended December 31, 2015 and December 31, 2014. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2015 and 2014.

On September 3, 2015, we acquired Hospira, Inc. (Hospira). Commencing from the acquisition date, our statement of income reflects the operating results of Hospira, and, in accordance with our domestic and international reporting periods, our consolidated statement of income for full-year 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations, and our consolidated statement of income for fourth-quarter 2015 reflects three months of legacy Hospira global operations.

(3)	Acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2015	2014	2015	2014
Restructuring charges(a)	$57	$7	$479	$50
Transaction costs(a)	52	—	123	—
Integration costs(a)	116	27	218	80
Additional depreciation––asset restructuring(b)	37	17	75	53
Total acquisition-related costs––pre-tax	263	52	894	183
Income taxes(c)	(113)	—	(303)	(76)
Total acquisition-related costs––net of tax	$150	$52	$591	$107

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs represent external costs directly related to the pending combination with Allergan plc (Allergan) and the acquisition of Hospira, and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In fourth-quarter and full-year 2015, restructuring charges and integration costs primarily relate to our acquisition of Hospira on September 3, 2015. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for both fourth-quarter and full-year 2015 and 2014.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. As applicable, each period may also include the impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities: in full-year 2014, there was a favorable impact; and in fourth-quarter 2014, there was an unfavorable impact.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2015	2014	2015	2014
Restructuring charges(a)	$199	$96	$333	$121
Implementation costs and additional depreciation––asset restructuring(b)	82	103	251	478
Foreign currency loss and inventory impairment related to Venezuela(c)	878	—	878	—
Charge related to pension settlement(d)	491	—	491	—
Upfront fee associated with collaborative arrangement(e)	—	1,163	—	1,163
Additional year of Branded Prescription Drug Fee(f)	—	—	—	215
Certain legal matters, net(g)	92	273	184	999
Certain asset impairments(h)	153	84	787	440
Business and legal entity alignment costs(i)	58	54	282	168
Other(j)	215	174	332	165
Total certain significant items––pre-tax	2,168	1,946	3,537	3,749
Income taxes(k)	(542)	(391)	(949)	(969)
Total certain significant items––net of tax	$1,625	$1,555	$2,588	$2,780

(a)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs. For fourth-quarter and full-year 2015, mainly relates to workforce reductions and site closings. For fourth-quarter 2014, includes $57 million and for full-year 2014, includes $149 million of income related to the partial reversal of prior-period restructuring charges that we are unable to directly associate with individual segments, and primarily reflecting a change in estimate with respect to our sales force restructuring plans.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Primarily included in Cost of sales ($50 million) and Selling, informational and administrative expenses ($27 million) for fourth-quarter 2015. Virtually all included in Cost of sales ($145 million), Selling, informational and administrative expenses ($83 million), and Research and development expenses ($19 million) for full-year 2015. Virtually all included in Cost of sales ($37 million), Selling, informational and administrative expenses ($51 million) and Research and development expenses ($14 million) for fourth-quarter 2014. Virtually all included in Cost of sales ($253 million), Selling, informational and administrative expenses ($141 million) and Research and development expenses ($83 million) for full-year 2014.

(c)
In fourth-quarter and full-year 2015, represents (i) an $806 million foreign currency loss included in Other (income)/deductions––net related to recent conditions in Venezuela, that had us resolve that our Venezuelan bolivar-denominated monetary assets that are subject to revaluation are no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the SIMADI official rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth quarter 2015 operational restructuring, resulting in a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy; and (ii) a $72 million charge included in Cost of sales related to inventory impairment in Venezuela related to the foreign currency change described above.

(d)
Included in Cost of sales ($72 million) and Selling, informational and administrative expenses ($419 million). Primarily represents a non-recurring charge related to settlement of pension obligations in accordance with an offer to certain terminated employees who are vested in their pension benefits to elect an immediate lump-sum payment or annuity of their deferred vested pension benefits.

(e)
Virtually all included in Research and development expenses. Represents a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize avelumab, an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge includes primarily an $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value for certain co-promotion rights for Xalkori given to Merck KGaA.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(f)
Included in Selling, informational and administrative expenses. For full-year 2014, represents a charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

(g)
Included in Other (income)/deductions––net. In fourth-quarter 2014, primarily includes $400 million to resolve a securities class action against the Company in New York federal court, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable. In full-year 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions), $400 million to resolve a securities class action against the Company in New York federal court and approximately $56 million for an Effexor-related matter, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable.

(h)
Included in Other (income)/deductions––net. In fourth-quarter 2015, primarily includes impairment charges related to an indefinite-lived brand and in-process research and development (IPR&D) compounds. In full-year 2015, primarily includes an impairment loss of $463 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China, and impairment charges for intangible assets of $323 million primarily related to developed technology rights for the treatment of attention deficit hyperactivity disorder, indefinite-lived brands, and IPR&D compounds. In fourth-quarter 2014, primarily includes an impairment charge related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. (Teuto) and an impairment charge related to an indefinite-lived brand. In full-year 2014, primarily includes impairment charges related to an IPR&D compound for the treatment of skin fibrosis, developed technology rights and indefinite-lived brands, as well as an impairment charge related to Teuto.

(i)
Included in Other (income)/deductions––net. In fourth-quarter and full-year 2015 and 2014, represents expenses for implementing changes to our infrastructure to align our operations as well as reporting for our business segments established in 2014.

(j)
For fourth-quarter 2015, primarily all included in Cost of sales ($127 million income) and Other (income)/deductions––net ($312 million). For full-year 2015, virtually all included in Cost of sales ($149 million income), and Other (income)/deductions––net ($473 million). For fourth-quarter 2014, virtually all included in Revenues ($6 million), Cost of sales ($73 million), Selling, informational and administrative expenses ($14 million) and Other (income)/deductions––net ($92 million). For full-year 2014, virtually all included in Revenues ($198 million ), Cost of sales ($238 million), Selling, informational and administrative expenses ($21 million) and Other (income)/deductions––net ($103 million). For 2015, includes, among other things, losses of $105 million in fourth-quarter 2015 and $239 million in full-year 2015, which are included in Other (income)/deductions––net, and are related to our share of an equity method investee’s charges incurred for its re-measurement of a contingent consideration liability. For 2014, includes, among other things, income associated with the manufacturing and supply agreements with Zoetis Inc. that are virtually all included in Revenues ($79 million) and Cost of sales ($70 million) for fourth-quarter 2014 and virtually all included in Revenues ($272 million) and Cost of sales ($237 million) for full-year 2014.

(k)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Fourth-quarter and full-year 2015 were favorably impacted by tax benefits associated with certain tax initiatives. The Provision for taxes on income for fourth-quarter and full-year 2015 was unfavorably impacted by the non-tax deductible charge for foreign currency losses related to Venezuela. Full-year 2014 was unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Fourth-Quarter 2015
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,862	$3,776	$7,637	$6,264	$146	$14,047	$—	$14,047
Cost of sales	456	616	1,071	1,565	347	2,983	427	3,410
% of revenue	11.8%	16.3%	14.0%	25.0%	*	21.2%	*	24.3%
Selling, informational and administrative expenses	1,064	1,197	2,261	1,229	1,108	4,598	450	5,048
Research and development expenses	517	416	933	299	1,086	2,318	30	2,348
Amortization of intangible assets	11	13	24	6	—	30	950	980
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	425	425
Other (income)/deductions––net	(274)	(34)	(308)	(57)	367	1	1,404	1,405
Income from continuing operations before provision for taxes on income	2,088	1,568	3,656	3,222	(2,761)	4,116	(3,685)	431

	Twelve Months Ended December 31, 2015
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$13,954	$12,803	$26,758	$21,587	$506	$48,851	$—	$48,851
Cost of sales	1,561	2,089	3,650	4,486	884	9,021	627	9,648
% of revenue	11.2%	16.3%	13.6%	20.8%	*	18.5%	*	19.7%
Selling, informational and administrative expenses	3,611	3,195	6,807	3,572	3,945	14,324	485	14,809
Research and development expenses	1,987	1,043	3,030	758	3,865	7,653	37	7,690
Amortization of intangible assets	46	48	94	36	—	130	3,598	3,728
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	1,152	1,152
Other (income)/deductions––net	(1,008)	(79)	(1,087)	(150)	827	(409)	2,484	2,075
Income from continuing operations before provision for taxes on income	7,757	6,507	14,264	12,885	(9,016)	18,133	(8,384)	9,749
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

*	Calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Fourth-Quarter 2014
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,748	$2,880	$6,628	$6,407	$78	$13,112	$6	$13,118
Cost of sales	483	588	1,071	1,239	274	2,584	118	2,701
% of revenue	12.9%	20.4%	16.2%	19.3%	*	19.7%	*	20.6%
Selling, informational and administrative expenses	1,077	767	1,844	1,057	1,015	3,916	65	3,982
Research and development expenses	472	290	762	202	1,074	2,039	1,170	3,209
Amortization of intangible assets	11	8	20	10	—	29	919	948
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	130	130
Other (income)/deductions––net	(238)	(19)	(257)	(81)	208	(130)	475	345
Income from continuing operations before provision for taxes on income	1,942	1,245	3,187	3,980	(2,494)	4,673	(2,871)	1,803

	Twelve Months Ended December 31, 2014
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$13,861	$10,144	$24,005	$25,149	$253	$49,406	$198	$49,605
Cost of sales	1,858	1,991	3,848	4,570	716	9,134	443	9,577
% of revenue	13.4%	19.6%	16.0%	18.2%	*	18.5%	*	19.3%
Selling, informational and administrative expenses	3,606	2,556	6,162	3,903	3,655	13,721	377	14,097
Research and development expenses	1,625	925	2,549	657	3,946	7,153	1,241	8,393
Amortization of intangible assets	45	24	69	85	—	155	3,884	4,039
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	250	250
Other (income)/deductions––net	(1,052)	(44)	(1,096)	(265)	794	(567)	1,577	1,009
Income from continuing operations before provision for taxes on income	7,780	4,692	12,472	16,199	(8,859)	19,812	(7,573)	12,240
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

*	Calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2015. On September 3, 2015, we acquired Hospira, and its commercial operations are now included within GEP. Commencing from the acquisition date, and in accordance with our domestic and international reporting periods, our consolidated statement of income, primarily GEP's operating results, for full-year 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations, and our consolidated statement of income for fourth-quarter 2015 reflects three months of legacy Hospira global operations.

The fourth quarter of 2015 reflects the following, as compared to the fourth quarter of 2014:

•
GIP––The decrease in Cost of sales as a percentage of Revenues was primarily driven by a decrease in royalty expense and an increase in alliance revenues, which have no associated cost of sales, partially offset by unfavorable foreign exchange. The decrease in Cost of sales was primarily driven by a decrease in royalty expense, partially offset by volume increases. The slight decrease in Selling, informational and administrative expenses reflects reduced investment in certain products and favorable foreign exchange, largely offset by additional investment in Eliquis, Xeljanz and Chantix. The increase in Research and development expenses primarily reflects increased investment in certain late-stage pipeline programs, primarily bococizumab and tanezumab, partially offset by lower clinical trial expenses for certain previously approved products. The favorable change in Other (income)/deductions––net primarily reflects an increase in our equity income from certain equity-method investments and lower charges, compared to the fourth quarter of 2014, partially offset by a decrease in royalty-related income.

•
VOC––The decrease in Cost of sales as a percentage of Revenues was primarily driven by manufacturing efficiencies and a favorable change in product mix. The increase in Cost of sales was primarily due to an increase in sales volumes, driven primarily by continued strong uptake of Prevnar 13 among adults, as well as the acquisition of Baxter's portfolio of marketed vaccines in Europe, largely offset by favorable foreign exchange and manufacturing efficiencies. The increase in Selling, informational and administrative expenses was primarily driven by higher promotional expenses in the U.S., primarily for newly launched Consumer Healthcare product line extensions, Ibrance and Prevnar 13 in adults, partially offset by favorable foreign exchange. The increase in Research and development expenses primarily reflects increased costs associated with our oncology programs, primarily our anti-PD-L1 alliance with Merck KGaA and Ibrance.

•
GEP––The increase in Cost of sales as a percentage of Revenues was primarily due to the inclusion of legacy Hospira operations and the impact of losses of exclusivity, resulting in an unfavorable change in product mix, and unfavorable foreign exchange. The increase in Cost of sales was primarily driven by the inclusion of legacy Hospira operations, partially offset by favorable foreign exchange and lower volumes as a result of products losing exclusivity. The increase in Selling, informational and administrative expenses was primarily due to the inclusion of legacy Hospira operations and an increase in certain general and administrative expenses, partially offset by favorable foreign exchange, as well as lower field force, advertising and promotional expenses reflecting the benefits of cost-reduction and productivity initiatives. The increase in Research and development expenses was primarily driven by the inclusion of legacy Hospira development programs, and favorable foreign exchange.

The full-year 2015 reflects the following, as compared to full-year 2014:

•
GIP––The decrease in Cost of sales as a percentage of Revenues was primarily driven by a decrease in royalty expense, favorable foreign exchange and an increase in alliance revenues, which have no associated cost of sales. The decrease in Cost of sales was primarily driven by favorable foreign exchange and, to a lesser extent, a decrease in royalty expense. The slight increase in Selling, informational and administrative expenses reflects additional investment in Eliquis, Lyrica and certain other products, largely offset by favorable foreign exchange and reduced investment in certain other products. The increase in Research and development expenses primarily reflects the $295 million upfront payment to OPKO Health, Inc. made in the first quarter of 2015 and increased investment in certain late-stage pipeline programs, primarily bococizumab, partially offset by lower clinical trial expenses for certain previously approved products. The unfavorable change in Other (income)/deductions––net primarily

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

reflects a decrease in royalty-related income, partially offset by an increase in our equity income from certain equity-method investments.

•
VOC––The decrease in Cost of sales as a percentage of Revenues was primarily driven by manufacturing efficiencies, a favorable change in product mix and favorable foreign exchange. The increase in Cost of sales was primarily due to an increase in sales volumes, driven primarily by continued strong uptake of Prevnar 13 among adults, as well as the acquisition of Baxter's portfolio of marketed vaccines in Europe, largely offset by favorable foreign exchange and manufacturing efficiencies. The increase in Selling, informational and administrative expenses was primarily driven by higher promotional expenses in the U.S., primarily for newly launched Consumer Healthcare product line extensions, Prevnar 13 in adults and Ibrance, partially offset by favorable foreign exchange. The increase in Research and development expenses primarily reflects increased costs associated with our vaccine and oncology programs, primarily our anti-PD-L1 alliance with Merck KGaA and Ibrance, partially offset by lower clinical trial spend for Trumenba, Prevnar 13 adult and certain oncology products.

•
GEP––The increase in Cost of sales as a percentage of Revenues was primarily due to the impact of losses of exclusivity resulting in an unfavorable change in product mix and the inclusion of legacy Hospira operations, partially offset by favorable foreign exchange. The decrease in Cost of sales was primarily driven by favorable foreign exchange and lower volumes as a result of products losing exclusivity, offset by the inclusion of legacy Hospira operations. The decrease in Selling, informational and administrative expenses was primarily due to lower field force, advertising and promotional expenses reflecting the benefits of cost-reduction and productivity initiatives, as well as favorable foreign exchange, partially offset by the inclusion of legacy Hospira operations, an increase in certain general and administrative expenses and higher cost for the U.S. Branded Prescription Drug Fee compared to the prior year. The increase in Research and development expenses reflects the inclusion of legacy Hospira operations and increased investment in biosimilar development programs and sterile injectable development programs acquired as part of our acquisition of InnoPharma, Inc. partially offset by lower clinical trial expenses related to postmarketing commitments, primarily for Celebrex and Pristiq. The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of prior year gains on the sale of product rights, unfavorable foreign exchange and a decrease in our equity income from our equity-method investment in China, partially offset by other income gains.

(3)	Total Innovative Products represents the sum of the GIP and VOC segments.

(4)	Other comprises the revenues and costs included in our Adjusted income components(5) that are managed outside of our three operating segments and includes the following:

	Fourth-Quarter 2015
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$146	$—	$—	$—	$—	$146
Cost of sales	113	—	—	(57)	290	347
Selling, informational and administrative expenses	3	1	61	999	43	1,108
Research and development expenses	1	889	9	195	(7)	1,086
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	3	(3)	—
Other (income)/deductions––net	(1)	(18)	—	340	45	367
Income from continuing operations before provision for taxes on income	$30	$(872)	$(69)	$(1,481)	$(369)	$(2,761)

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Twelve Months Ended December 31, 2015
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$506	$—	$—	$—	$—	$506
Cost of sales	396	—	—	20	468	884
Selling, informational and administrative expenses	13	2	149	3,711	71	3,945
Research and development expenses	3	2,945	29	878	11	3,865
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	3	(3)	—
Other (income)/deductions––net	(1)	(77)	—	817	90	827
Income from continuing operations before provision for taxes on income	$96	$(2,870)	$(177)	$(5,430)	$(636)	$(9,016)

	Fourth-Quarter 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$78	$—	$—	$—	$—	$78
Cost of sales	50	—	—	30	195	274
Selling, informational and administrative expenses	10	—	55	941	9	1,015
Research and development expenses	1	847	8	219	—	1,074
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(3)	(10)	—	216	4	208
Income from continuing operations before provision for taxes on income	$20	$(837)	$(63)	$(1,406)	$(208)	$(2,494)

	Twelve Months Ended December 31, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$253	$—	$—	$—	$—	$253
Cost of sales	165	—	—	100	451	716
Selling, informational and administrative expenses	19	—	144	3,454	37	3,655
Research and development expenses	3	3,056	27	850	12	3,946
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(3)	(66)	—	795	67	794
Income from continuing operations before provision for taxes on income	$69	$(2,989)	$(171)	$(5,200)	$(567)	$(8,859)

(a)
PCS––the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation. In fourth-quarter and full-year 2015, PCS also includes revenues and expenses related to our manufacturing and supply agreements with Zoetis Inc.

(b)
WRD––the research and development expenses managed by our Worldwide Research and Development (WRD)organization, which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which, in 2015 and 2014, was responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

(d)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.
For information purposes only, for full-year 2015, we estimate that Other costs, in the aggregate and as described above, but excluding (i) the revenues and costs associated with PCS; (ii) net interest-related expense not attributable to an operating segment included in Corporate (approximately $831 million for full-year 2015 in Other (income)/deductions––net); and (iii) net gains on investments not attributable to an operating segment and included in Corporate (approximately $104 million for full-year 2015 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

Full-Year 2015
(PERCENTAGES)	GIP	VOC	GEP

Total WRD/Medical costs	48% - 52%	35% - 38%	13% - 15%
Total Corporate/Other Unallocated costs	26% - 29%	22% - 25%	46% - 49%
Total WRD/Medical and Corporate/Other Unallocated costs	34% - 37%	27% - 30%	34% - 37%
Total WRD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	(12%) - (14%)	(9%) - (11%)	118% - 120%
Selling, informational and administrative expenses	28% - 30%	24% - 26%	43% - 47%
Research and development expenses	48% - 52%	35% - 38%	13% - 15%
Other (income)/deductions––net	*	*	*
*Amounts not material. After excluding net interest expense included in Corporate and net gains on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $97 million of expense for full-year 2015.
The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the periods presented.

•
WRD/Medical––The information provided in the tables above for WRD and Medical was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––Virtually all of the information provided in the tables above for Corporate and Other Unallocated was derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(5)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Adjusted Income” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2015, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for fourth-quarter and full-year 2015 and 2014. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(6)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for fourth-quarter and full-year 2015 and 2014.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2015 and 2014 (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2015	2014	% Change		2015	2014	% Change	2015	2014	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$14,047	$13,118	7%	14%	$6,711	$5,050	33%	$7,336	$8,068	(9%)	3%
INNOVATIVE PRODUCTS BUSINESS(b)	$7,637	$6,628	15%	22%	$4,293	$3,085	39%	$3,344	$3,543	(6%)	8%
GIP(b)	$3,862	$3,748	3%	10%	$1,928	$1,723	12%	$1,934	$2,025	(5%)	9%
Lyrica GIP(c)	955	903	6%	9%	687	614	12%	267	289	(7%)	4%
Enbrel (Outside the U.S. and Canada)	907	1,004	(10%)	3%	—	—	—	907	1,004	(10%)	3%
Viagra GIP(d)	342	336	2%	2%	332	324	3%	10	12	(17%)	(2%)
BeneFIX	191	216	(12%)	(5%)	87	102	(14%)	104	114	(9%)	3%
Chantix/Champix	180	172	5%	10%	120	100	21%	60	72	(17%)	(5%)
Genotropin	169	190	(11%)	(2%)	48	54	(11%)	121	136	(11%)	2%
Refacto AF/Xyntha	141	154	(9%)	1%	32	34	(7%)	109	120	(9%)	3%
Xeljanz	172	104	66%	68%	153	95	61%	19	9	*	*
Toviaz	73	77	(5%)	2%	31	36	(14%)	42	41	4%	17%
BMP2	63	81	(22%)	(22%)	63	81	(23%)	—	—	—	—
Somavert	60	61	(3%)	7%	20	17	17%	40	45	(10%)	3%
Rapamune	59	69	(14%)	(6%)	24	32	(23%)	35	38	(7%)	9%
Alliance revenues GIP(e)	420	255	65%	72%	287	187	54%	134	68	95%	*
All other GIP(f)	128	127	1%	11%	43	48	(10%)	85	78	9%	24%
VOC(b)	$3,776	$2,880	31%	38%	$2,365	$1,362	74%	$1,411	$1,518	(7%)	6%
Prevnar family(g)	1,862	1,301	43%	50%	1,253	621	*	609	680	(11%)	3%
Sutent	305	310	(1%)	9%	103	95	8%	201	214	(6%)	9%
Ibrance	315	—	*	*	311	—	*	3	—	*	*
Xalkori	135	129	4%	11%	65	62	5%	70	68	4%	16%
Inlyta	119	119	—	6%	59	58	3%	60	62	(3%)	10%
FSME-IMMUN/TicoVac	11	—	*	*	—	—	—	11	—	*	*
All other V/O(f)	99	68	45%	54%	43	36	20%	56	32	74%	93%
Consumer Healthcare	930	953	(2%)	4%	530	490	8%	400	462	(14%)	(1%)
ESTABLISHED PRODUCTS BUSINESS(h)	$6,264	$6,407	(2%)	5%	$2,352	$1,892	24%	$3,912	$4,514	(13%)	(3%)
Legacy Established Products(i)	$3,044	$3,464	(12%)	(5%)	$910	$978	(7%)	$2,133	$2,486	(14%)	(4%)
Lipitor	456	572	(20%)	(14%)	41	58	(29%)	416	514	(19%)	(13%)
Premarin family	264	290	(9%)	(8%)	248	268	(8%)	17	22	(23%)	(8%)
Norvasc	248	282	(12%)	(5%)	9	10	(12%)	239	272	(12%)	(4%)
Xalatan/Xalacom	100	124	(20%)	(8%)	4	6	(25%)	95	118	(20%)	(7%)
Zoloft	100	113	(12%)	(3%)	14	15	(4%)	86	99	(13%)	(3%)
Relpax	98	105	(7%)	(3%)	67	69	(3%)	31	36	(15%)	(3%)
EpiPen	71	64	12%	20%	43	50	(12%)	28	14	99%	*
Effexor	74	80	(7%)	2%	25	22	12%	50	58	(15%)	(2%)
Zithromax/Zmax	73	78	(7%)	1%	2	3	(14%)	70	75	(7%)	2%
Xanax/Xanax XR	60	63	(5%)	7%	12	11	4%	48	52	(8%)	8%
Cardura	52	64	(20%)	(10%)	1	1	28%	51	64	(20%)	(10%)
Neurontin	48	52	(8%)	1%	12	12	(1%)	36	40	(10%)	2%
Diflucan	50	76	(34%)	(27%)	3	2	27%	48	74	(36%)	(28%)
Tikosyn	57	40	40%	40%	56	40	40%	—	—	—	—
Depo-Provera	37	54	(32%)	(27%)	10	13	(21%)	27	41	(35%)	(28%)
Unasyn	42	29	46%	51%	—	—	—	42	29	46%	51%
All other Legacy Established Products(f)	1,215	1,377	(12%)	(4%)	363	399	(9%)	852	978	(13%)	(1%)
Peri-LOE Products(j)	$1,254	$2,077	(40%)	(33%)	$230	$635	(64%)	$1,024	$1,442	(29%)	(19%)
Lyrica GEP(c)	258	482	(47%)	(40%)	—	—	—	258	482	(47%)	(40%)
Zyvox	187	343	(45%)	(39%)	30	172	(83%)	157	172	(8%)	5%
Celebrex	190	550	(65%)	(62%)	14	295	(95%)	176	254	(31%)	(22%)
Pristiq	193	189	2%	7%	154	139	10%	39	50	(22%)	(3%)
Vfend	172	183	(6%)	5%	9	6	55%	163	177	(8%)	4%
Viagra GEP(d)	92	122	(24%)	(13%)	—	—	—	92	122	(24%)	(13%)
Revatio	79	67	17%	29%	22	11	*	57	57	—	14%
All other Peri-LOE Products(f)	82	140	(42%)	(33%)	1	13	(90%)	80	127	(37%)	(27%)
Sterile Injectable Pharmaceuticals(k)	$1,508	$865	74%	81%	$879	$279	*	$629	$586	7%	17%
Medrol	118	105	12%	18%	68	52	30%	50	53	(5%)	6%
Sulperazon	89	85	5%	10%	—	—	—	89	85	5%	10%
Fragmin	89	98	(9%)	3%	8	1	*	82	97	(16%)	(4%)
Tygacil	73	82	(11%)	(1%)	23	27	(14%)	50	55	(9%)	6%
All other Sterile Injectable Pharmaceuticals(f)	1,139	495	*	*	780	198	*	359	297	21%	30%
Infusion Systems(l)	$310	$—	*	*	$247	$—	*	$63	$—	*	*
Biosimilars(m)	$63	$—	*	*	$—	$—	—	$63	$—	*	*
Other Established Products(n)	$86	$—	*	*	$86	$—	*	$—	$—	—	—
OTHER(o)	$146	$83	75%	98%	$66	$72	(9%)	$80	$11	*	*
Total Lyrica(c)	$1,213	$1,385	(12%)	(8%)	$687	$614	12%	$525	$771	(32%)	(23%)
Total Viagra(d)	$434	$457	(5%)	(2%)	$332	$324	3%	$102	$133	(23%)	(12%)
Total Alliance revenues(p)	$431	$276	56%	63%	$293	$183	60%	$139	$93	49%	70%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH-QUARTER 2015 and 2014 (UNAUDITED)

	DEVELOPED EUROPE(q)				DEVELOPED REST OF WORLD(r)				EMERGING MARKETS(s)
	2015	2014	% Change		2015	2014	% Change		2015	2014	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,707	$3,077	(12%)	(1%)	$1,735	$1,886	(8%)	3%	$2,894	$3,105	(7%)	5%
INNOVATIVE PRODUCTS BUSINESS(b)	$1,498	$1,575	(5%)	8%	$813	$864	(6%)	7%	$1,033	$1,104	(6%)	8%
GIP(b)	$953	$1,007	(5%)	7%	$559	$562	—	12%	$421	$455	(7%)	8%
Lyrica GIP(c)	—	—	—	—	200	199	1%	13%	67	90	(25%)	(16%)
Enbrel (Outside Canada)	585	645	(9%)	2%	108	123	(12%)	—	214	236	(9%)	6%
Viagra GIP(d)	—	—	—	—	10	12	(17%)	(2%)	—	—	—	—
BeneFIX	68	72	(7%)	4%	27	33	(18%)	(6%)	9	8	9%	31%
Chantix/Champix	22	27	(17%)	(8%)	29	35	(16%)	(2%)	8	11	(22%)	(7%)
Genotropin	55	62	(12%)	—	40	44	(9%)	1%	26	30	(11%)	6%
Refacto AF/Xyntha	83	95	(13%)	(2%)	12	11	11%	33%	15	14	4%	20%
Xeljanz	4	2	86%	92%	7	3	*	*	8	3	*	*
Toviaz	21	23	(6%)	6%	18	15	23%	37%	3	3	(18%)	—
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Somavert	32	36	(12%)	1%	4	4	5%	20%	4	4	(13%)	4%
Rapamune	12	14	(15%)	(4%)	4	4	(9%)	8%	19	20	(2%)	18%
Alliance revenues GIP(t)	83	33	*	*	49	27	83%	*	2	9	(75%)	(61%)
All other GIP(f)	(11)	(2)	*	*	50	52	(5%)	6%	46	28	64%	86%
VOC(b)	$545	$568	(4%)	8%	$254	$302	(16%)	(4%)	$611	$648	(6%)	9%
Prevnar family(g)	212	248	(15%)	(3%)	109	140	(22%)	(12%)	288	292	(1%)	15%
Sutent	100	106	(6%)	6%	31	34	(9%)	3%	71	74	(4%)	14%
Ibrance	1	—	*	*	—	—	—	—	3	—	*	*
Xalkori	36	32	11%	26%	13	14	(5%)	7%	21	22	(2%)	7%
Inlyta	29	30	(3%)	9%	22	24	(11%)	(2%)	9	7	27%	49%
FSME-IMMUN/TicoVac	9	—	*	*	—	—	—	—	2	—	*	*
All other V/O(f)	46	26	81%	99%	6	4	59%	77%	4	3	33%	61%
Consumer Healthcare	113	126	(11%)	1%	74	86	(14%)	2%	213	250	(15%)	(3%)
ESTABLISHED PRODUCTS BUSINESS(h)	$1,154	$1,462	(21%)	(12%)	$912	$1,001	(9%)	2%	$1,846	$2,051	(10%)	—
Legacy Established Products(i)	$438	$547	(20%)	(9%)	$558	$637	(12%)	(2%)	$1,138	$1,302	(13%)	(4%)
Lipitor	54	59	(8%)	5%	64	83	(22%)	(13%)	297	372	(20%)	(15%)
Premarin family	2	2	(15%)	(9%)	7	9	(22%)	(7%)	8	10	(25%)	(9%)
Norvasc	19	23	(20%)	(8%)	65	86	(24%)	(16%)	155	163	(5%)	2%
Xalatan/Xalacom	23	31	(24%)	(14%)	44	51	(13%)	(2%)	28	37	(25%)	(8%)
Zoloft	11	14	(18%)	(7%)	42	47	(10%)	(1%)	32	38	(15%)	(5%)
Relpax	16	20	(22%)	(11%)	11	12	(10%)	1%	5	5	3%	21%
EpiPen	—	—	—	—	28	14	99%	*	—	—	—	—
Effexor	19	23	(19%)	(8%)	7	11	(34%)	(21%)	24	24	(2%)	12%
Zithromax/Zmax	12	12	2%	16%	16	18	(9%)	—	42	46	(8%)	(1%)
Xanax/Xanax XR	24	26	(9%)	5%	5	7	(18%)	(10%)	19	20	(3%)	18%
Cardura	16	21	(24%)	(14%)	13	16	(24%)	(16%)	22	26	(15%)	(4%)
Neurontin	12	12	4%	16%	8	9	(13%)	(3%)	16	19	(17%)	(5%)
Diflucan	10	13	(21%)	(10%)	4	6	(27%)	(19%)	33	55	(40%)	(33%)
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Depo-Provera	6	7	(14%)	(7%)	3	3	(7%)	12%	18	31	(43%)	(37%)
Unasyn	4	5	(17%)	(5%)	1	1	(7%)	2%	36	22	63%	66%
All other Legacy Established Products(f)	209	279	(25%)	(14%)	239	265	(10%)	2%	404	434	(7%)	5%
Peri-LOE Products(j)	$473	$749	(37%)	(29%)	$195	$275	(29%)	(20%)	$355	$419	(15%)	(2%)
Lyrica GEP(c)	233	434	(46%)	(40%)	—	—	—	—	25	48	(49%)	(36%)
Zyvox	74	85	(14%)	(2%)	23	29	(22%)	(13%)	61	58	7%	24%
Celebrex	11	30	(64%)	(60%)	73	123	(40%)	(34%)	92	102	(10%)	1%
Pristiq	5	4	13%	29%	20	29	(31%)	(17%)	14	16	(15%)	12%
Vfend	63	76	(18%)	(7%)	33	36	(8%)	2%	68	65	4%	17%
Viagra GEP(d)	15	20	(27%)	(18%)	11	13	(12%)	(1%)	66	88	(25%)	(14%)
Revatio	39	37	3%	17%	9	11	(19%)	(10%)	10	9	11%	30%
All other Peri-LOE Products(f)	35	62	(44%)	(37%)	26	34	(24%)	(14%)	20	32	(36%)	(23%)
Sterile Injectable Pharmaceuticals(k)	$174	$167	4%	14%	$133	$89	49%	61%	$322	$330	(2%)	7%
Medrol	15	17	(10%)	—	6	8	(18%)	(7%)	29	29	1%	12%
Sulperazon	—	—	—	—	4	5	(19%)	(11%)	85	80	6%	12%
Fragmin	47	53	(11%)	(2%)	21	24	(14%)	2%	14	19	(30%)	(16%)
Tygacil	17	18	(8%)	5%	1	2	(13%)	(2%)	32	35	(10%)	6%
All other Sterile Injectable Pharmaceuticals(f)	95	78	21%	31%	100	51	97%	*	163	167	(2%)	6%
Infusion Systems(l)	$14	$—	*	*	$26	$—	*	*	$23	$—	*	*
Biosimilars(m)	$55	$—	*	*	$1	$—	*	*	$7	$—	*	*
Other Established Products(n)	$—	$—	—	—	$—	$—	—	—	$—	$—	—	—
OTHER(o)	$55	$39	40%	73%	$10	$21	(52%)	(41%)	$15	$(50)	*	*
Total Lyrica(c)	$233	$434	(46%)	(40%)	$200	$199	1%	13%	$92	$138	(34%)	(23%)
Total Viagra(d)	$15	$20	(27%)	(18%)	$21	$25	(15%)	(1%)	$66	$88	(25%)	(14%)
Total Alliance revenues(p)	$86	$45	94%	*	$49	$33	48%	66%	$3	$15	(79%)	(70%)
See end of tables for notes.

PFIZER INC. - REVENUES
TWELVE MONTHS 2015 and 2014 (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2015	2014	% Change		2015	2014	% Change	2015	2014	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$48,851	$49,605	(2%)	6%	$21,704	$19,073	14%	$27,147	$30,532	(11%)	1%
INNOVATIVE PRODUCTS BUSINESS(b)	$26,758	$24,005	11%	19%	$14,446	$10,958	32%	$12,311	$13,047	(6%)	9%
GIP(b)	$13,954	$13,861	1%	9%	$6,946	$6,243	11%	$7,008	$7,619	(8%)	7%
Lyrica GIP(c)	3,655	3,350	9%	13%	2,662	2,315	15%	993	1,035	(4%)	9%
Enbrel (Outside the U.S. and Canada)	3,333	3,850	(13%)	1%	—	—	—	3,333	3,850	(13%)	1%
Viagra GIP(d)	1,297	1,181	10%	10%	1,261	1,140	11%	36	41	(12%)	2%
BeneFIX	752	856	(12%)	(5%)	325	399	(19%)	427	457	(7%)	8%
Chantix/Champix	671	647	4%	9%	426	377	13%	245	269	(9%)	4%
Genotropin	617	723	(15%)	(4%)	162	184	(12%)	454	539	(16%)	(2%)
Refacto AF/Xyntha	533	631	(16%)	(5%)	117	137	(15%)	416	494	(16%)	(2%)
Xeljanz	523	308	70%	72%	470	289	63%	53	20	*	*
Toviaz	267	288	(7%)	1%	116	134	(13%)	151	154	(2%)	13%
BMP2	232	228	2%	2%	232	228	2%	—	—	—	—
Somavert	218	229	(5%)	7%	68	57	19%	150	172	(13%)	3%
Rapamune	197	339	(42%)	(36%)	85	202	(58%)	112	137	(18%)	(5%)
Alliance revenues GIP(e)	1,254	762	65%	74%	870	608	43%	384	154	*	*
All other GIP(f)	405	469	(14%)	(6%)	151	173	(13%)	254	296	(14%)	(1%)
VOC(b)	$12,803	$10,144	26%	34%	$7,500	$4,715	59%	$5,303	$5,428	(2%)	12%
Prevnar family(g)	6,245	4,464	40%	46%	4,026	2,154	87%	2,220	2,310	(4%)	9%
Sutent	1,120	1,174	(5%)	7%	368	354	4%	752	821	(8%)	8%
Ibrance	723	—	*	*	718	—	*	5	—	*	*
Xalkori	488	438	11%	20%	231	195	18%	257	243	6%	20%
Inlyta	430	410	5%	14%	205	188	9%	225	222	1%	18%
FSME-IMMUN/TicoVac	104	—	*	*	—	—	—	104	—	*	*
All other V/O(f)	298	211	41%	53%	154	127	22%	143	84	70%	99%
Consumer Healthcare	3,395	3,446	(1%)	5%	1,798	1,697	6%	1,597	1,749	(9%)	4%
ESTABLISHED PRODUCTS BUSINESS(h)	$21,587	$25,149	(14%)	(7%)	$7,030	$7,903	(11%)	$14,557	$17,245	(16%)	(5%)
Legacy Established Products(i)	$11,745	$13,016	(10%)	(2%)	$3,574	$3,669	(3%)	$8,171	$9,348	(13%)	(2%)
Lipitor	1,860	2,061	(10%)	(4%)	161	242	(33%)	1,699	1,820	(7%)	—
Premarin family	1,018	1,076	(5%)	(4%)	951	992	(4%)	67	83	(20%)	(8%)
Norvasc	991	1,112	(11%)	(3%)	36	39	(9%)	955	1,073	(11%)	(3%)
Xalatan/Xalacom	399	495	(19%)	(6%)	22	23	(3%)	377	473	(20%)	(6%)
Zoloft	374	423	(12%)	(1%)	58	55	7%	315	368	(14%)	(3%)
Relpax	352	382	(8%)	(2%)	233	244	(5%)	119	137	(13%)	2%
EpiPen	339	294	15%	19%	273	240	14%	66	54	21%	41%
Effexor	288	344	(16%)	(8%)	95	110	(14%)	193	234	(17%)	(6%)
Zithromax/Zmax	275	311	(11%)	(3%)	7	12	(44%)	269	299	(10%)	(2%)
Xanax/Xanax XR	224	253	(11%)	2%	44	42	3%	181	211	(14%)	1%
Cardura	210	263	(20%)	(9%)	4	4	(5%)	207	260	(20%)	(9%)
Neurontin	196	210	(7%)	2%	47	47	—	149	164	(9%)	2%
Diflucan	181	208	(13%)	(3%)	7	7	12%	173	201	(14%)	(3%)
Tikosyn	179	141	27%	27%	179	141	27%	—	—	—	—
Depo-Provera	170	201	(15%)	(10%)	57	60	(5%)	113	141	(20%)	(12%)
Unasyn	118	96	23%	29%	—	—	—	118	96	23%	29%
All other Legacy Established Products(f)	4,571	5,145	(11%)	(2%)	1,402	1,411	(1%)	3,169	3,734	(15%)	(3%)
Peri-LOE Products(j)	$5,326	$8,855	(40%)	(32%)	$1,100	$3,198	(66%)	$4,227	$5,657	(25%)	(14%)
Lyrica GEP(c)	1,183	1,818	(35%)	(23%)	—	—	—	1,183	1,818	(35%)	(23%)
Zyvox	883	1,352	(35%)	(27%)	264	680	(61%)	620	671	(8%)	7%
Celebrex	830	2,699	(69%)	(66%)	144	1,735	(92%)	686	964	(29%)	(20%)
Pristiq	715	737	(3%)	1%	553	553	—	163	184	(11%)	5%
Vfend	682	756	(10%)	3%	39	36	8%	643	719	(11%)	2%
Viagra GEP(d)	411	504	(18%)	(8%)	—	—	—	411	504	(18%)	(8%)
Revatio	260	276	(6%)	7%	65	51	28%	195	225	(13%)	2%
All other Peri-LOE Products(f)	362	714	(49%)	(42%)	35	142	(76%)	327	572	(43%)	(33%)
Sterile Injectable Pharmaceuticals(k)	$3,944	$3,277	20%	27%	$1,910	$1,037	84%	$2,034	$2,240	(9%)	1%
Medrol	402	381	5%	12%	220	172	28%	182	209	(13%)	(2%)
Sulperazon	339	354	(4%)	(1%)	—	—	—	339	354	(4%)	(1%)
Fragmin	335	364	(8%)	5%	24	6	*	312	358	(13%)	1%
Tygacil	304	323	(6%)	3%	110	112	(1%)	194	211	(8%)	5%
All other Sterile Injectable Pharmaceuticals(f)	2,563	1,855	38%	44%	1,556	747	*	1,007	1,108	(9%)	1%
Infusion Systems(l)	$403	$—	*	*	$341	$—	*	$63	$—	*	*
Biosimilars(m)	$63	$—	*	*	$—	$—	—	$63	$—	*	*
Other Established Products(n)	$106	$—	*	*	$106	$—	*	$—	$—	—	—
OTHER(o)	$506	$451	12%	20%	$228	$212	7%	$279	$239	17%	32%
Total Lyrica(c)	$4,839	$5,168	(6%)	—	$2,662	$2,315	15%	$2,176	$2,853	(24%)	(11%)
Total Viagra(d)	$1,708	$1,685	1%	5%	$1,261	$1,140	11%	$447	$545	(18%)	(7%)
Total Alliance revenues(p)	$1,312	$957	37%	45%	$889	$693	28%	$423	$264	60%	89%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2015 and 2014 (UNAUDITED)

	DEVELOPED EUROPE(q)				DEVELOPED REST OF WORLD(r)				EMERGING MARKETS(s)
	2015	2014	% Change		2015	2014	% Change		2015	2014	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$9,714	$11,719	(17%)	(3%)	$6,298	$7,314	(14%)	(1%)	$11,136	$11,499	(3%)	7%
INNOVATIVE PRODUCTS BUSINESS(b)	$5,271	$5,806	(9%)	7%	$3,020	$3,244	(7%)	7%	$4,020	$3,997	1%	13%
GIP(b)	$3,400	$3,878	(12%)	3%	$2,055	$2,111	(3%)	13%	$1,554	$1,629	(5%)	9%
Lyrica GIP(c)	—	—	—	—	718	735	(2%)	13%	275	300	(8%)	—
Enbrel (Outside Canada)	2,130	2,511	(15%)	—	413	478	(14%)	—	790	861	(8%)	6%
Viagra GIP(d)	—	—	—	—	36	41	(12%)	2%	—	—	—	—
BeneFIX	262	283	(7%)	8%	122	140	(13%)	—	43	34	25%	42%
Chantix/Champix	81	97	(17%)	(5%)	121	132	(9%)	5%	43	40	8%	25%
Genotropin	205	251	(18%)	(4%)	156	179	(13%)	—	93	109	(14%)	—
Refacto AF/Xyntha	320	385	(17%)	(3%)	44	54	(19%)	(6%)	52	54	(4%)	8%
Xeljanz	12	6	99%	*	20	7	*	*	22	6	*	*
Toviaz	72	91	(20%)	(7%)	67	51	32%	52%	12	13	(11%)	6%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Somavert	121	141	(14%)	2%	16	16	(2%)	13%	13	15	(14%)	2%
Rapamune	44	52	(15%)	(1%)	15	17	(13%)	—	53	68	(22%)	(9%)
Alliance revenues GIP(t)	223	76	*	*	148	65	*	*	12	13	(4%)	25%
All other GIP(f)	(72)	(15)	*	*	181	196	(8%)	7%	145	115	26%	40%
VOC(b)	$1,872	$1,928	(3%)	14%	$965	$1,132	(15%)	(2%)	$2,466	$2,368	4%	16%
Prevnar family(g)	655	753	(13%)	2%	425	507	(16%)	(4%)	1,140	1,050	9%	19%
Sutent	366	416	(12%)	4%	116	132	(12%)	2%	270	273	(1%)	17%
Ibrance	1	—	*	*	—	—	—	—	4	—	*	*
Xalkori	129	113	14%	34%	48	62	(23%)	(11%)	80	67	19%	27%
Inlyta	109	107	2%	19%	83	93	(10%)	3%	33	23	47%	71%
FSME-IMMUN/TicoVac	85	—	*	*	—	—	—	—	19	—	*	*
All other V/O(f)	113	57	97%	*	19	14	29%	48%	12	12	(5%)	16%
Consumer Healthcare	414	481	(14%)	2%	274	324	(16%)	(3%)	909	943	(4%)	7%
ESTABLISHED PRODUCTS BUSINESS(h)	$4,261	$5,755	(26%)	(13%)	$3,239	$4,003	(19%)	(7%)	$7,057	$7,488	(6%)	3%
Legacy Established Products(i)	$1,632	$2,166	(25%)	(11%)	$2,097	$2,535	(17%)	(5%)	$4,442	$4,647	(4%)	3%
Lipitor	208	267	(22%)	(8%)	256	349	(27%)	(17%)	1,236	1,204	3%	7%
Premarin family	7	9	(17%)	(7%)	27	33	(19%)	(6%)	33	42	(21%)	(10%)
Norvasc	76	98	(22%)	(8%)	263	362	(27%)	(17%)	617	613	1%	6%
Xalatan/Xalacom	91	127	(28%)	(15%)	164	198	(17%)	(4%)	121	147	(17%)	—
Zoloft	33	54	(38%)	(27%)	158	185	(15%)	(1%)	124	130	(4%)	5%
Relpax	62	73	(15%)	1%	40	45	(12%)	2%	17	19	(11%)	5%
EpiPen	—	—	—	—	66	54	21%	41%	—	—	—	—
Effexor	70	92	(23%)	(9%)	31	46	(33%)	(23%)	92	96	(4%)	6%
Zithromax/Zmax	43	54	(20%)	(6%)	57	72	(20%)	(8%)	168	173	(3%)	2%
Xanax/Xanax XR	85	102	(17%)	(1%)	21	27	(21%)	(10%)	74	81	(9%)	8%
Cardura	66	83	(21%)	(7%)	52	74	(30%)	(20%)	89	102	(13%)	(3%)
Neurontin	47	53	(11%)	4%	32	36	(11%)	(1%)	70	75	(7%)	3%
Diflucan	39	53	(27%)	(13%)	18	25	(29%)	(19%)	117	123	(5%)	4%
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Depo-Provera	23	27	(15%)	(6%)	11	12	(10%)	5%	79	102	(22%)	(16%)
Unasyn	16	20	(22%)	(6%)	4	4	(10%)	2%	99	72	37%	40%
All other Legacy Established Products(f)	766	1,055	(27%)	(14%)	897	1,012	(11%)	3%	1,506	1,668	(10%)	—
Peri-LOE Products(j)	$1,991	$2,943	(32%)	(21%)	$764	$1,117	(32%)	(21%)	$1,471	$1,597	(8%)	6%
Lyrica GEP(c)	1,048	1,634	(36%)	(26%)	—	—	—	—	136	184	(26%)	1%
Zyvox	300	340	(12%)	5%	92	119	(23%)	(11%)	227	212	7%	21%
Celebrex	45	137	(67%)	(61%)	291	450	(35%)	(26%)	350	377	(7%)	2%
Pristiq	18	14	29%	55%	87	109	(20%)	(6%)	58	62	(6%)	15%
Vfend	254	301	(16%)	(1%)	121	144	(16%)	(2%)	267	274	(3%)	8%
Viagra GEP(d)	57	86	(33%)	(22%)	40	75	(46%)	(39%)	313	343	(9%)	2%
Revatio	128	148	(14%)	1%	35	46	(23%)	(11%)	32	31	2%	24%
All other Peri-LOE Products(f)	141	284	(50%)	(42%)	97	175	(44%)	(36%)	88	113	(22%)	(9%)
Sterile Injectable Pharmaceuticals(k)	$568	$646	(12%)	2%	$352	$351	—	13%	$1,114	$1,244	(10%)	(3%)
Medrol	57	66	(13%)	1%	24	31	(23%)	(11%)	101	113	(10%)	(1%)
Sulperazon	—	—	—	—	16	22	(26%)	(15%)	324	333	(3%)	—
Fragmin	179	205	(13%)	—	79	87	(9%)	5%	54	66	(19%)	(3%)
Tygacil	64	74	(14%)	2%	6	7	(14%)	(5%)	124	130	(4%)	8%
All other Sterile Injectable Pharmaceuticals(f)	269	302	(11%)	3%	227	205	11%	24%	512	602	(15%)	(8%)
Infusion Systems(l)	$14	$—	*	*	$26	$—	*	*	$23	$—	*	*
Biosimilars(m)	$55	$—	*	*	$1	$—	*	*	$7	$—	*	*
Other Established Products(n)	$—	$—	—	—	$—	$—	—	—	$—	$—	—	—
OTHER(o)	$181	$158	15%	30%	$39	$68	(43%)	(35%)	$59	$14	*	*
Total Lyrica(c)	$1,048	$1,634	(36%)	(26%)	$718	$735	(2%)	13%	$411	$484	(15%)	—
Total Viagra(d)	$57	$86	(33%)	(22%)	$76	$116	(34%)	(25%)	$313	$343	(9%)	2%
Total Alliance revenues(p)	$251	$139	81%	*	$151	$89	69%	96%	$22	$37	(41%)	(28%)
See end of tables for notes.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on pages 33 and 35.
(b)	The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC).
(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica-GEP. All other Lyrica revenues are included in Lyrica-GIP. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica-GIP and Lyrica-GEP.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra-GIP. All other Viagra revenues are included in Viagra-GEP. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra-GIP and Viagra-GEP.

(e)	Includes Eliquis and Rebif.
(f)
All other GIP and All other V/O are a subset of GIP and VOC, respectively. All other Legacy Established Products, All other Peri-LOE Products and All other Sterile Injectable Pharmaceuticals are subsets of Established Products.

(g)
In fourth-quarter and full-year 2015, all revenues were composed of Prevnar 13/Prevenar 13. In fourth-quarter and full-year 2014, revenues were composed of the Prevnar family of products, which included Prevnar 13/Prevenar 13 and, to a much lesser extent, Prevenar (7-valent).

(h)
The Established Products business consists of GEP, which includes all legacy Hospira commercial operations. Commencing from the acquisition date, September 3, 2015, and in accordance with our domestic and international reporting periods, our consolidated statements of income, primarily GEP's operating results, for full-year 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations, and our consolidated statement of income for fourth-quarter 2015 reflects three months of legacy Hospira global operations.

(i)	Legacy Established Products include products that lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).
(j)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Celebrex, Zyvox and Revatio in most developed markets, Lyrica in the EU, Pristiq in the U.S. and Inspra in the EU.

(k)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(l)
Infusion Systems include Medication Management Systems products composed of infusion pumps and related software and services, as well as I.V. Infusion Products, including large volume I.V. solutions and their associated administration sets.

(m)
Biosimilars include Inflectra (biosimilar infliximab) in certain European markets, Nivestim (biosimilar filgrastim) in certain Asian markets and Retacrit (biosimilar epoetin zeta) in certain international markets.

(n)	Includes legacy Hospira’s One-to-One contract manufacturing and bulk pharmaceutical chemical sales organizations.
(o)
Other includes revenues from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our manufacturing and supply agreements with Zoetis Inc.

(p)	Total Alliance revenues represent the aggregate of worldwide revenues from Alliance revenues GIP and Alliance revenues GEP, which is included in All other Legacy Established Products.
(q)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(r)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(s)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(t)	Includes Eliquis.
*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of February 2, 2016. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our recent acquisition of Hospira, the pending combination with Allergan and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated timeframe or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification, repeal or invalidation of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest,unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into our current operating structure;

▪
risks and uncertainties related to our recent acquisition of Hospira, including, among other things, the ability to realize the anticipated benefits of the acquisition of Hospira, including the possibility that expected synergies and accretion will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities; and

▪
risks and uncertainties related to our pending combination with Allergan, including, without limitation, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement, adverse effects on the market price of Pfizer’s common stock and on Pfizer’s operating results because of a failure to complete the transaction in the anticipated time frame or at all, failure to realize the expected benefits and synergies of the transaction, restructuring in connection with the transaction and subsequent integration of Pfizer and Allergan, negative effects of the announcement or the consummation of the transaction on the market price of Pfizer’s common stock and on Pfizer’s operating results, risks relating to the value of the Allergan shares to be issued in the transaction, significant transaction costs and/or unknown liabilities, the risk of litigation and/or regulatory actions, the loss of key senior management or scientific staff, general economic and business conditions that affect the companies following the transaction, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals, competitive developments and the uncertainties inherent in research and development.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.

NO OFFER OR SOLICITATION
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.
This communication is not intended to be and is not a prospectus for the purposes of Part 23 of the Companies Act 2014 of Ireland (the “2014 Act”), Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland (as amended from time to time) or the Prospectus Rules issued by the Central Bank of Ireland pursuant to section 1363 of the 2014 Act, and the Central Bank of Ireland (“CBI”) has not approved this communication.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
In connection with the pending combination between Pfizer Inc. (“Pfizer”) and Allergan plc (“Allergan”), Allergan will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a Joint Proxy Statement of Pfizer and Allergan that also constitutes a Prospectus of Allergan (the “Joint Proxy Statement/Prospectus”). Pfizer and Allergan plan to mail to their respective shareholders the definitive Joint Proxy Statement/Prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF PFIZER AND ALLERGAN ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PFIZER, ALLERGAN, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Pfizer and Allergan through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by Pfizer by contacting Pfizer Investor Relations at Bryan.Dunn@pfizer.com or by calling (212) 733-8917, and will be able to obtain free copies of the documents filed with the SEC by Allergan by contacting Allergan Investor Relations at investor.relations@actavis.com or by calling (862) 261-7488.
PARTICIPANTS IN THE SOLICITATION
Pfizer, Allergan and certain of their respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the pending combination. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Pfizer and Allergan in connection with the pending combination, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Joint Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Pfizer’s directors and executive officers is contained in Pfizer’s proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on March 12, 2015, and certain of Pfizer’s Current Reports on Form 8-K. Information regarding Allergan’s directors and executive officers is contained in Allergan’s proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 24, 2015, and certain of Allergan’s Current Reports on Form 8-K.
Statement Required by the Irish Takeover Rules
The directors of Pfizer accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Pfizer (who have taken all reasonable care to ensure that such is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.